Exhibit 99


[LOGO] ST PAUL                                     St. Paul Travelers Companies
       TRAVELERS                                   385 Washington Street
                                                   St. Paul, MN  55102-1396
                                                   www.stpaultravelers.com
NEWS RELEASE


                  ST. PAUL TRAVELERS ISSUES INITIAL ESTIMATE OF
                          LOSSES FROM HURRICANE KATRINA

        Saint Paul, Minn. (September 23, 2005) -- The St. Paul Travelers Companies, Inc. ("St. Paul Travelers," NYSE: STA) announced today that its preliminary estimate for losses relating to Hurricane Katrina is approximately $800 million, after tax and after the impact of reinsurance, and including the cost of reinsurance reinstatement premiums. The $800 million estimate assumes a gross loss of $2.5 billion from St. Paul Travelers' Commercial, Personal and Specialty businesses, including losses arising from its International and Lloyds operations.

         This preliminary estimate was developed through an analysis of claims reported and anticipated to be reported, the values of properties in the affected areas, damage projections estimated by wind force and the presence of other perils, anticipated costs for demand surge and other factors of considerable judgment. The reinsurance recoverable portion of the estimate assumes utilization of the Company's Corporate Catastrophe Treaty and recoverability under its property and other physical damage treaties and facultative contracts. After payment of reinstatement premiums, the Company has coverage for one additional occurrence under its Corporate Catastrophe Treaty and continuing protection under most of its other treaties.

         Due to the unprecedented nature of this event, including the inability of the Company and its insureds to access portions of the affected areas, the complexity of factors contributing to the losses, the legal and regulatory uncertainties, the preliminary nature of the information available to prepare these estimates and the potential effects of Hurricane Rita, there can be no assurance that St. Paul Travelers' ultimate costs associated with Hurricane Katrina will not exceed these estimates.

         Chairman and Chief Executive Officer Jay Fishman said, "In response to the significant devastation caused by Hurricane Katrina, our primary concern continues to be for all those individuals impacted by Katrina, including our customers, agents and brokers, and employees who have been directly and seriously affected. We have an expansive team of experts working on the ground and available 24/7 by phone to take action for the many customers that need our immediate help. Our thoughts are with those who have lost so much and continue to be affected by Katrina's aftermath."

         All statements in this press release other than statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results of matters addressed in these forward-looking statements involve risks and uncertainties and may differ substantially from those expressed or implied. Some of the factors that could cause actual results to differ are discussed in this press release and under the heading "Forward-Looking Statements" in the company's most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

         St. Paul Travelers is a leading provider of property casualty insurance. For more information, visit www.stpaultravelers.com.

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Contacts

Media:                     Institutional Investors:      Individual Investors:
Shane Boyd                 Maria Olivo                   Marc Parr
651.310.3846, or           860.277.8330                  860.277.0779
Marlene Ibsen
860.277.9039, or
Joan Palm
651.310.2685